                                    EXHIBIT 1

                              (English Translation)

                                                                November 9, 2007

To whom it may concern:
                               WACOAL HOLDINGS CORP.
                               Yoshikata Tsukamoto, President and Representative Director
                               (Code Number: 3591)
                               (Tokyo Stock Exchange, First Section)
                               (Osaka Securities Exchange, First Section)
                               Ikuo Otani, General Manager, Corporate Planning (Telephone: 075-682-1010)

      Announcement Regarding a Share Exchange to Make Peach John Co., Ltd.
               a Wholly Owned Subsidiary of Wacoal Holdings Corp.

     We hereby announce that on November 9, 2007, our board of directors resolved to make Peach John Co., Ltd. ("Peach John") a wholly owned subsidiary of Wacoal Holdings Corp. ("Wacoal") through a share exchange pursuant to the terms described below ("Share Exchange") by January 10, 2008.

1.   Purpose of Making Peach John a Wholly Owned Subsidiary by Share Exchange

     The recent market environments surrounding both companies are changing dramatically. In Japan, the age composition of the female population, the core customer group for both companies, is changing due to an aging population combined with a low birthrate, and the population is expected to decline. Meanwhile, consumer tastes and preferences as well as distribution channels are diversifying and becoming more competitive with the entry of competitors in the market as well as entrants from different industries. In this challenging business environment, it is essential for Peach John and Wacoal to provide value-added products to meet the needs of our consumers, to achieve business development via various sales channels and to improve the quality of our services. In addition, considering the severe business environment in Japan, it is important for us to develop our businesses overseas in order to ensure future corporate growth.

     Under these circumstances, Wacoal acquired 49% of the outstanding shares of Peach John and commenced a business alliance on June 2, 2006. While maintaining the independence of Peach John, we have been providing the necessary manpower and information and in return receiving assistance from Peach John regarding the mail-order and directly managed store businesses, which are core strengths of Peach John. Accordingly, we believe that it is possible to supplement our respective businesses and to expand sales in domestic and/or overseas markets by strengthening our alliance and by making efforts to effectively manage our management resources. We have therefore decided to combine our management by making Peach John a wholly owned subsidiary through a share exchange.

     With Wacoal's strength in wholesale, department stores and general merchandise stores, which market to a wide range of consumers, and Peach John's strength in mail-order and directly managed store businesses and its ability to create refined products with the strong support of young women and young career women, we will aim to achieve further growth as a group by effectively investing our management resources, adjusting to the rapidly changing domestic market and making efforts in overseas operations with the cooperation of both companies.

     Peach John will become our wholly owned subsidiary through the Share Exchange, but will remain an independent kabushiki kaisha (stock company) and will continue to operate under its current management.

     Our group will make efforts to improve our corporate value to become a business group that contributes to society in broad terms by developing, within the group, the brand value of "Peach John" as established by Peach John and by "supporting all women in exploring their beauty", which is the aim of the group.

2.   Summary of Share Exchange

(1) Schedule of Share Exchange

     Board meeting to approve the share exchange:   November 9, 2007 (Fri)

     Execution of Share Exchange Agreement:         November 9, 2007 (Fri)


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
     General meeting of Peach John's shareholders   December 17, 2007 (Mon) (tentative)
     to approve the Share Exchange:

     Scheduled date of Share Exchange               January 10, 2008 (Tue)
     (effective date):

     Date of delivery of stock certificates:        January 10, 2008 (Tue) (tentative)

     *Wacoal Holdings Corp. will not obtain the approval of a general meeting of its shareholders pursuant to the simplified share exchange procedures in accordance with Article 796, Paragraph 3 of the Corporate Law.

(2) Share Exchange Ratio

                            Wacoal Holdings Corp.      Peach John Co., Ltd.
        Name of Company     (100% parent company)   (wholly owned subsidiary)
     --------------------   ---------------------   -------------------------
     Share Exchange Ratio             1                       7,300

     (Note) 1.   Allocation Ratio

                 7,300 shares of Wacoal Holdings Corp.'s stock will be allocated and distributed in exchange for each share of Peach John's stock; provided, however, that no shares will be allocated for the 882 shares of Peach John's stock already held by Wacoal Holdings Corp.

            2.   New Shares to be Issued in Connection with the Share Exchange

                 3,261,400 shares of common stock
                 In addition, Wacoal Holdings Corp. will use 3,440,000 shares of its treasury stock for the allocation of shares in the Share Exchange.

(3) Method of Calculating the Share Exchange Ratio

(i)  Calculation Basis and Background

     In order to guarantee the fairness of the share exchange ratio to be adopted for this Share Exchange ("Share Exchange Ratio"), we have decided to obtain an expert's opinion and have asked Nikko Cordial Securities Inc. ("Nikko Cordial Securities") to calculate the Share Exchange Ratio.

     Nikko Cordial Securities evaluated the stock value by the market price method because our shares are listed. Nikko Cordial Securities also conducted the evaluation using the discounted cash flow method ("DCF Method") as a reference. The subject calculation periods for the market stock value method are the six-month, three-month, two-month and one-month periods, each ending October 31, 2007, and the stock value is evaluated using the average stock value during each period (simple closing price average).

     For Peach John, the stock value is evaluated by comparing similar listed companies (the "Comparison Method"). Evaluating by the DCF Method, Nikko Cordial Securities calculated the stock value subject to the profit plan presented by Peach John. According to the said profit plan, the operating income is expected to be around 2,400 million yen by February 2012, mainly from the mail-order business, an increase in sales through the expansion of Internet sales and directly managed store businesses and streamlining of operations by strengthening the IT main system.

     As a result of evaluating the stock value, Nikko Cordial Securities calculated the number of shares of Wacoal Holdings to be allocated for each share of Peach John's stock to be between 7,252 and 8,261 shares using the Comparison Method and between 7,058 and 9,692 shares using the DCF Method and provided these calculation results to Wacoal.

     Wacoal and Peach John negotiated with each other taking into account the financial condition and projection of each company with reference to the calculations of the Share Exchange Ratio prepared by Nikko Cordial Securities and determined that such Share Exchange Ratio is reasonable and in the interests of the shareholders of both companies. On November 9, 2007, the boards of directors of both Wacoal and Peach John resolved to conduct the Share Exchange based on the Share Exchange Ratio and the Share Exchange Agreement was executed on the same date.

     The Share Exchange Ratio is subject to change upon consultation between the parties if any material change arises with respect to the conditions precedent.


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(ii) Relationship with the Calculation Agency

     Nikko Cordial Securities, the third party calculation agency, is not an affiliate of either Wacoal or Peach John.

(4) Acquisition Rights for the Subscription of New Shares or Bonds with Acquisition Rights for the Subscription of New Shares

     N/A

3.   Outline of Parties in Share Exchange

(1)   Trade Name              Wacoal Holdings Corp.                    Peach John Co., Ltd.
                              (100% parent company)                    (wholly owned subsidiary)
                              (As of March 31, 2007)                   (As of February 28, 2007)

(2)  Business Description     Manufacturing and wholesale sales of     Direct sales of innerwear,
                              innerwear, outerwear, sportswear,        outerwear and other textile and
                              other textile and related products and   related products to consumers
                              direct sales of certain products to
                              consumers

(3)  Date of Incorporation    November 1, 1949                         June 1, 1994

(4)  Location of Principal    29, Nakajima-cho, Kisshoin, Minami-ku,   17-11, Jingumae 6-chome,
     Office                   Kyoto                                    Shibuya-ku, Tokyo

(5)  Name of Representative   Yoshikata Tsukamoto, President and       Mika Noguchi, Representative
                              Representative Director                  Director and President

(6)  Capital Amount           13,260 million yen                       90 million yen

(7)  Number of Outstanding    144,016,685 shares                       1,800 shares
     Shares

(8)  Net Assets               193,278 million yen (consolidated)       5,312 million yen
                                                                       (non-consolidated)

(9)  Total Assets             250,266 million yen (consolidated)       7,698 million yen
                                                                       (non-consolidated)

(10) Fiscal Year End          March 31                                 Last day of February

(11) Number of Employees      13,397 (consolidated)                    139 (non-consolidated)

(12) Major Business           Toray Industries, Inc.                   K.K. MIC
     Partners                                                          Quadrille Nishida Co., Ltd.
                              Asahi Kasei Corporation                  LECIEN Corporation
                                                                       Others
                              ITOCHU Corporation

                              Others

(13) Major Shareholders and   Hero and Company (13.34%)                Mika Noguchi (51.00%)
     Shareholding Ratio
                              Meiji Yasuda Life Insurance              Wacoal Holdings Corp. (49.00%)
                                 Company (4.85%)

                              The Bank of Tokyo-Mitsubishi


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

                                 UFJ, Ltd. (4.85%)

(14) Major Banks              The Bank of Tokyo-Mitsubishi UFJ, Ltd.   The Bank of Tokyo-Mitsubishi
                                                                          UFJ, Ltd.

                              Mizuho Corporate Bank, Ltd.              Sumitomo Mitsui Banking
                                                                          Corporation

                              Mitsubishi UFJ Trust and Banking
                                 Corporation

(15) Relationship             Capital:            The Company holds 49.0% of the total outstanding
                                                  shares of Peach John.

                              Personnel:          Four of Peach John's seven directors are
                                                  concurrently directors of Wacoal or are seconded
                                                  from Wacoal, and some employees are seconded from
                                                  Wacoal.

                              Business:           In addition to providing products and materials for
                                                  the mutual mail-order catalogs, we mutually provide
                                                  information, know-how and product resources based on
                                                  human resources exchanges for the purpose of
                                                  increasing market share in the undergarment market
                                                  in Japan and overseas.

                              Affiliated Party:   Peach John is an affiliated company of Wacoal that
                                                  is subject to application of the equity method.

(16) Financial Results for the Last Three Fiscal Years

                                                         (Unit: millions of yen)

                         Wacoal Holdings Corp.                     Peach John
                         (100% parent company)             (wholly owned subsidiary)
                             (consolidated)                    (non-consolidated)
                   ---------------------------------   ---------------------------------
                   March 31,   March 31,   March 31,    May 31,     May 31,     February
Fiscal Year End       2005        2006        2007        2005        2006      28, 2007
---------------    ---------   ---------   ---------   ---------   ---------   ---------
Sales                160,968     164,122     166,410      16,095      17,314      11,835

Operating Income      11,766       1,333      12,896       3,333       2,609         992

Ordinary Income           --          --          --       3,427       2,792       1,718

Net Income             6,790       2,821       9,029       1,873       1,474       1,098

Net Income per         47.17       19.60       63.18   1,211,164     818,899     610,368
Share (yen)

Dividend per           20.00       20.00       22.00     400,000           0     190,000
Share (yen)


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

Net Assets per      1,220.93    1,295.72    1,374.89   1,731,235   2,340,990   2,951,359
Share (yen)

* Due to a change of the fiscal year end, Peach John's fiscal year ended February 28, 2007 is nine (9) months only, from June 1, 2006 until February 28, 2007.

* "Net Income per Share" is calculated based on the number of average shares outstanding during each fiscal year.

* Wacoal's business results are based on U.S. accounting standards and the amount of operating income is shown in place of the ordinary income.

4.   Status after Share Exchange

(1)  Trade Name                     Wacoal Holdings Corp.

(2)  Business Description           Manufacturing and wholesale sales of
                                    innerwear, outerwear, sportswear, other
                                    textile and related products and direct
                                    sales of certain products to consumers

(3)  Location of Principal Office   29, Nakajima-cho, Kisshoin, Minami-ku, Kyoto

(4)  Name of Representative         Yoshikata Tsukamoto, President and
                                    Representative Director

(5)  Capital Amount                 13,260 million yen

(6)  Total Assets                   TBD (consolidated)

(7)  Net Assets                     TBD (consolidated)

(8)  Fiscal Year End                March 31

(9)  Overview of Accounting Procedures

     Under the account settlement on a non-consolidated basis, the purchase method will be applied in accordance with the "Accounting Standards on Business Combination". Also, under the account settlement on a consolidated basis, the purchase method will be applied in accordance with the Statement of Financial Accounting Standards No. 141 "Business Combination", and any goodwill arising from the Share Exchange will be subject to accounting for impaired assets based on the fair value in accordance with the Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets".

(10) Effect on Financial Results due to Share Exchange

     We believe that the effect on our consolidated and non-consolidated business results will be minor.

     Furthermore, as described in our Interim Financial Statements for the first half of the fiscal year ending March 31, 2008, which were released today, we have evaluated the fair value of Peach John shares that were acquired on June 2, 2006 following the Share Exchange, and it was apparent that the net asset value has declined. Accordingly, we recorded a 4,533 million yen loss under "investments in affiliated companies" on a non-consolidated basis, and a 4,694 million yen decrease under "equity in loss of affiliated companies" on a consolidated basis.

                                                                         - End -


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